   As filed with the Securities and Exchange Commission on December 10, 1996


                                                       REGISTRATION NO.333-17343
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                            ______________________

                              AMENDMENT NO. 1 TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                            ______________________


                        COOPER & CHYAN TECHNOLOGY, INC.
            (Exact name of Registrant as specified in its charter)
          DELAWARE                                         77-0409778
 (State or other jurisdiction of                        (I.R.S. employer
  incorporation or organization)                        identification no.)

                            ______________________


                         1601 SOUTH DE ANZA BOULEVARD
                          CUPERTINO, CALIFORNIA 95014
                                (408) 366-6966
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)

                             ____________________


                                ROBERT D. SELVI
                            CHIEF FINANCIAL OFFICER
                        COOPER & CHYAN TECHNOLOGY, INC.
                         1601 SOUTH DE ANZA BOULEVARD
                          CUPERTINO, CALIFORNIA 95014
                                (408) 366-6966
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                             ____________________

                                  Copies to:
                                  ---------

                           GORDON K. DAVIDSON, ESQ.
                           RICHARD L. DICKSON, ESQ.
                               TRAM T. PHI, ESQ.
                              FENWICK & WEST LLP
                             TWO PALO ALTO SQUARE
                         PALO ALTO, CALIFORNIA  94306

                             ____________________

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:  FROM TIME TO
  TIME FOR A PERIOD OF 45 DAYS AFTER THE EFFECTIVE DATE OF THIS REGISTRATION
    STATEMENT OR UNTIL THE EARLIER SALE OF ALL SHARES REGISTERED HEREUNDER.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]____________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]____________

                             _____________________
                        CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS                                       PROPOSED MAXIMUM         PROPOSED MAXIMUM
   OF SECURITIES                    AMOUNT TO BE         OFFERING PRICE PER       AGGREGATE OFFERING           AMOUNT OF
 TO BE REGISTERED                  REGISTERED(1)               SHARE(1)                PRICE(1)           REGISTRATION  FEE(2)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01       1,545,208 shares           $31.50               $48,674,052.00             $1,323.63
-----------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the amount of the registration fee, pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the Common Stock on the Nasdaq National Market on December 6, 1996.

(2) Represents the incremental registration fee for an additional 138,666 shares of Common Stock at $31.50 per share. The Company paid the registration fee for the remaining 1,406,542 shares with its filing on December 5, 1996.

                             ____________________

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

--------------------------------------------------------------------------------
                                  PROSPECTUS
--------------------------------------------------------------------------------

                               1,545,208 SHARES

                        COOPER & CHYAN TECHNOLOGY, INC.

                                 COMMON STOCK
                               ($0.01 PAR VALUE)
                              ___________________



All of the shares of Common Stock offered hereby are being sold by the Selling Stockholders named herein under "Selling Stockholders." Such shares are being offered on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, during a period, which is anticipated to be 45 days in length following the date on which the Registration Statement of which this Prospectus forms a part becomes effective. No underwriting discounts, commissions or expenses are payable or applicable in connection with the sale of such shares. The Common Stock of Cooper & Chyan Technology, Inc. (the "Company" or "CCT") is quoted on the Nasdaq National Market ("NNM") under the symbol "CCTI." The shares of Common Stock offered hereby will be sold from time to time at then prevailing market prices, at prices related to prevailing market prices or at negotiated prices. On December 6, 1996, the closing price of the Common Stock on the NNM was $31.625.

The shares of Common Stock offered hereby were issued by the Company to the Selling Stockholders pursuant to Stock Purchase Agreements dated May 11, 1995, May 23, 1995 and May 6, 1996. The shares of Common Stock offered hereby represent approximately 11.8% of the Company's currently outstanding Common Stock.
                              ___________________

  SEE "RISK FACTORS" COMMENCING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS
       THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE
                         COMMON STOCK OFFERED HEREBY.
                              ___________________


   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.


                                   PRICE TO THE         UNDERWRITING        PROCEEDS TO               PROCEEDS TO
                                    PUBLIC (1)             DISCOUNT            COMPANY           SELLING STOCKHOLDERS(1)
                                 --------------      ---------------      ------------        -----------------------
          PER SHARE...........   see text above         none                 none                 see text above
          TOTAL...............   see text above         none                 none                 see text above
                                 --------------      ---------------      -------------       -----------------------

---------------------

(1) THE SHARES OF COMMON STOCK OFFERED HEREBY WILL BE SOLD FROM TIME TO TIME AT THE THEN PREVAILING MARKET PRICES, AT PRICES RELATING TO PREVAILING MARKET PRICES OR AT NEGOTIATED PRICES. THE COMPANY WILL PAY EXPENSES OF REGISTRATION ESTIMATED AT $45,000.
-------------------------------------------------------------------------------

THE DATE OF THIS PROSPECTUS IS DECEMBER __, 1996.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a Web site (located at http://www.sec.gov) that contains reports, proxy and information statements and other information regarding the Company. The Common Stock is quoted for trading on the NNM, and reports, proxy statements and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc., 9513 Key West Avenue, Rockville, Maryland 20850.

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits filed therewith or incorporated therein by reference. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or incorporated therein by reference, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected, without charge, at the offices of the Commission in Washington, D.C. and copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, upon the payment of the fees prescribed by the Commission.

     No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any Selling Stockholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission are incorporated herein by reference:

(a) The Company's annual report on Form 10-K filed with the Commission for the fiscal year ended December 31, 1995.

(b) The Company's quarterly reports on Form 10-Q filed with the Commission for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996.

(c) The Company's current report on Form 8-K filed with the Commission on September 12, 1996 and Form 8-K/A filed with the Commission on November 12, 1996.

(d) The Company's current report on Form 8-K filed with the Commission on November 12, 1996.

(e) All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act following the fiscal year ended December 31, 1995 and prior to the termination of the offering contemplated hereby.

(f) The description of the Common Stock contained in the Company's registration statement on Form 8-A filed with the Commission under the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

     The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests should be directed to Cooper & Chyan Technology, Inc., 1601 South De Anza Boulevard, Cupertino, California 95014,
Attention: Investor Relations; telephone number (408) 366-6966.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                  THE COMPANY

GENERAL

     The principal executive offices of the Company are located at 1601 South De Anza Boulevard, Cupertino, California 95014, and its telephone number is (408) 366-6966. In this Prospectus, the term "CCT" or the "Company" refers to Cooper & Chyan Technology, Inc., a Delaware corporation, unless the context otherwise requires.

ACQUISITION BY CADENCE DESIGN SYSTEMS, INC.

     On October 28, 1996, the Company entered into an Agreement and Plan of Merger and Reorganization with Cadence Design Systems, Inc., a Delaware corporation ("Cadence"), pursuant to which, upon fulfillment or waiver of certain conditions, the Company will become a wholly owned subsidiary of Cadence (the "Merger") in a stock-for-stock merger that is expected to be tax free and accounted for as a pooling of interests. Upon consummation of the proposed Merger, each outstanding share of Common Stock will be converted into the right to receive eighty-five hundredths (0.85) of a share of common stock of Cadence. The Merger, which is subject to certain conditions, including the approval by the holders of a majority of the outstanding shares of the Company's Common Stock and the expiration or termination of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), is currently expected to be completed as early as February 1997.

                                 RISK FACTORS

     In evaluating the Company's business, prospective investors should carefully consider the following factors in addition to the other information presented in this Prospectus.

     Reliance on SPECCTRA and IC Craftsman Product Lines. Until 1995, the
     ---------------------------------------------------
Company derived substantially all of its revenue from its SPECCTRA line of products and from the service activities performed by UniCAD, Inc., the Company's recently acquired wholly owned subsidiary ("UniCAD"). Since the introduction of the SPECCTRA product line, CCT has released new versions of its
                    --------
SPECCTRA product line approximately once each year. The IC Craftsman product
-------
line, introduced in early 1995, accounted for approximately 15% of the Company's total revenue in 1995 and 29% of the Company's total revenue in the first nine months of 1996. The SPECCTRA and IC Craftsman product lines are based on a
                    --------     ------------
single set of core software technologies.

     CCT's future operating results are significantly dependent upon continued enhancement and market acceptance of its SPECCTRA and IC Craftsman product
                                         --------     ------------
lines. There can be no assurance that the SPECCTRA product line will continue to
                                          --------
be adequately enhanced to achieve continued market acceptance or that CCT will continue to be successful in marketing the IC Craftsman product line or any
                                           ------------
other new or enhanced products. In particular, CCT believes that its future operating results are significantly dependent upon market acceptance in Japan of CCT's IC Craftsman products. CCT believes that a number of factors will be
      ------------
necessary for its IC Craftsman and SPECCTRA product lines to continue to achieve
                  ------------     --------
market acceptance. These factors include performance, price, interoperability with existing systems and the customer's assessment of CCT's technical, managerial, service and support expertise and capabilities. Failure to succeed with respect to any of these factors could result in CCT's failing to continue to achieve market acceptance of its products, which would have a material adverse effect on CCT's business, financial condition and results of operations. A decline in demand for any of CCT's products as a result of competition, technological change or other factors would have a material adverse effect on CCT's business, financial condition and results of operations. In addition, factors adversely affecting the electronic design automation ("EDA") market generally could have a material adverse effect on CCT's business, financial condition and results of operations.

     Competition. The EDA software industry is highly competitive and is
     -----------
characterized by continued advances in technology. CCT must continue to enhance its current products and develop and introduce new products which address the rapidly changing requirements of the marketplace. CCT faces intense competition in both the printed circuit board ("PCB") and integrated circuit ("IC") markets. Certain of CCT's competitors, including Mentor Graphics Corporation ("Mentor Graphics"), also have OEM arrangements with CCT and bundle the SPECCTRA product
                                                               --------
line with their own products. There can be no assurance that CCT's participation in the IC market will not be viewed unfavorably by CCT's OEMs and have an adverse effect on SPECCTRA OEM sales. CCT also competes with the internal design
                  --------
groups of its existing and potential customers, who may be reluctant to purchase products offered by independent vendors.

     CCT expects that it will face increasing pricing pressures from its current competitors and new market entrants. There can be no assurance that CCT's competitors will not engage in pricing practices that are detrimental to CCT. In addition, CCT believes that the amount of design work done by the users of CCT's products on Windows-based personal computers is increasing relative to UNIX-based workstations. This trend has led to a decrease in the average selling prices of CCT's products. If this trend continues, it may continue to negatively impact CCT's average selling prices. There can be no assurance that such decreases in average selling price will be offset by an increase in the volume of sales.

     Many of CCT's current and potential competitors have longer operating histories, significantly greater financial, technical, product development and marketing resources, greater name recognition and larger customer bases than CCT. There can be no assurance that CCT's competition will not be able to develop products comparable or superior to those developed by CCT, adapt more quickly to new technologies, evolving industry trends or customer requirements than CCT, or devote greater resources to the development, promotion and sale of their products than CCT. In addition, current competitors of CCT have established and may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address the needs of CCT's existing and prospective customers. Such alliances among competitors could present increased competition to CCT. Moreover, the EDA industry has become increasingly concentrated in recent years as the result of numerous mergers and acquisitions. CCT expects that competition may increase as a result of this increased concentration. There can be no assurance that CCT will be able to compete successfully against current and future competitors or that competitive pressures faced by CCT will not have a material adverse effect on its business, financial condition and results of operations.

     In addition, the introduction or announcement by CCT or one or more of its competitors of products embodying new technologies or features could render CCT's existing products obsolete or unmarketable. There can be no assurance that the introduction or announcement of new product offerings by CCT or one or more of its competitors will not cause customers to defer purchases of existing Company products. Such deferral of purchases could have a material adverse effect on CCT's business, financial condition and results of operations.

     Dependence on Key Personnel. CCT's future depends in large part on the
     ---------------------------
continued service of its key technical personnel, in particular its founders, and its ability to continue to attract and retain such personnel, many of whom are highly skilled. The competition for such personnel in the software industry in general, and the EDA industry in particular, is intense, and there can be no assurance that CCT will retain its key technical personnel or continue to attract such personnel in the future. There are only a limited number of qualified EDA engineers, and competition for such individuals is especially intense. CCT has at times experienced and continues to experience difficulty in recruiting qualified technical personnel. Although such difficulties have not had a material impact on CCT's business to date, there can be no assurance that such difficulties will not do so in the future. Generally, CCT's employees are not bound by employment or noncompetition agreements or covered by key man life insurance policies. In addition, competitors may attempt to recruit CCT's key employees. The loss of any key technical, management or marketing personnel or the failure to recruit such personnel successfully in the future could have a material adverse effect on CCT's business, financial condition and results of operations.

     Dependence on OEMs and Distributors. A significant portion of CCT's
     -----------------------------------
domestic and international license and service revenue comes from OEMs, which incorporate CCT's products into their CAD systems, and distributors. During 1993, 1994, 1995 and the first nine months of 1996, revenue from distributors and OEMs accounted for approximately 78%, 50%, 36% and 18%, respectively, of CCT's total revenue. CCT is particularly dependent upon one of its OEMs, Mentor Graphics. During 1993, 1994, 1995 and the first nine months of 1996, sales of licenses to Mentor Graphics accounted for approximately 26%, 20%, 11%, and 10%, respectively, of CCT's total revenue.

     CCT is dependent upon the continued viability and financial stability of its distributors and OEMs. Since CCT's products are used by highly skilled professional engineers, an effective distributor or OEM representative must possess sufficient technical, marketing and sales resources and must devote these resources to a lengthy sales cycle, customer training and product service and support. In addition, CCT's distributors and OEMs generally offer products of several different companies, including in some cases products that are competitive with CCT's products. Although CCT is not aware of any financial difficulties being experienced by any of its significant OEMs or distributors, there can be no assurance that Mentor Graphics or any of CCT's distributors or other OEMs will be able to continue to market, service and support CCT's products effectively, that economic conditions or industry demand will not adversely affect these distributors and OEMs, that Mentor Graphics or any distributor or other OEM that licenses CCT's products will choose to continue to license such products or that any of these distributors and OEMs will not devote greater resources to marketing and supporting products of other companies. The current OEM agreement with Mentor Graphics will expire on March 31, 1998. There can be no assurance that CCT will reach a subsequent agreement with Mentor Graphics. Should CCT fail to reach a subsequent agreement with Mentor Graphics, there can be no assurance that CCT would be successful in either securing alternative channels of distribution for its products or expanding its own direct sales to replace Mentor Graphics. The loss of, or a significant reduction in revenue from, Mentor Graphics or any of CCT's distributors or other OEMs would have a material adverse effect on CCT's business, financial condition and results of operations, at least to the extent such loss is not offset by a corresponding increase in CCT's direct sales.

     Over the past two years CCT has significantly increased its sales and marketing personnel. The increase in sales and marketing personnel was begun in anticipation of the introduction of the IC Craftsman product line and was
                                        ------------
continued in order to expand worldwide distribution, principally in Europe and Japan. While CCT anticipates an increase in revenues as the IC Craftsman product
                                                            ------------
line gains commercial acceptance and international sales increase, there can be no assurance that CCT will continue to achieve revenue levels that justify the increased expenses. CCT has relatively little experience in direct sales in the IC market. There can be no assurance that expansion of CCT's direct sales efforts will succeed or that such expansion will result in increased sales. Although the success of this direct channel has reduced CCT's dependence on the OEM channel, there can be no assurance that the expansion of this channel will not have an adverse effect on existing distributor and OEM relationships.

     Management of Growth. Recently, CCT has significantly increased its
     --------------------
research and development and sales and marketing personnel. The rapid growth and expansion CCT has experienced, including the acquisition of UniCAD, has placed and continues to place a significant strain upon its management, and operational and financial resources. CCT has grown from 115 permanent full time employees at December 31, 1994 to 166 permanent full time employees at September 30, 1996, and currently plans to continue to expand its staff. The increase in the number of CCT's employees and CCT's market diversification and product development activities have resulted in increased responsibilities for CCT's management. CCT's ability to operate successfully will require such personnel to work together effectively. Failure to do so could have a material adverse effect upon CCT's business, financial condition and results of operations.

     To accommodate this recent growth, CCT is currently enhancing a variety of new and upgraded operational and financial systems, procedures and controls, including the improvement of its general ledger accounting and other internal management systems, its customer database and its transaction processing systems. There can be no assurance that CCT will be able to continue to enhance these systems, procedures and controls successfully. The failure of CCT to respond to and manage its growth and changing business conditions, or to adapt its operational, management and financial control systems to accommodate its growth, could have a material adverse effect on CCT's business, financial condition and results of operations.

     Future Operating Results Uncertain; Quarterly Fluctuations. Although CCT
     ----------------------------------------------------------
has recently experienced significant revenue growth, such growth should not be considered to be indicative of future revenue growth, if any, or of future operating results. CCT's recent revenue growth is a result of increased unit volume and new product introductions. There can be no assurance that CCT's revenue will grow or be sustained in future periods or that CCT will remain profitable in any future period.

     CCT believes that its quarterly and annual operating results have in the past and may in the future vary significantly depending on factors such as variations in product development or operating expenditures, increased competition, the purchasing patterns of its customers, the timing of customer design and development projects, the timing of customer evaluation and acceptance, the timing of expenditures by CCT in anticipation of product releases or increased revenue, the timing of product enhancements and product introductions by CCT and its competitors, market acceptance of new and enhanced versions of CCT's products, the size, timing and structure of significant licenses, changes in pricing policies of CCT and its competitors, variations in the mix of products CCT licenses, delays in processing orders, the mix of direct and indirect sales, changes in Company strategy, personnel changes and general economic factors. Any unfavorable changes in these or other factors could have a material adverse effect on CCT's business, financial condition and results of operations.

     The sales cycle for CCT's products is relatively lengthy. In particular, orders for licenses of CCT's IC Craftsman products in a given quarter are
                             ------------
typically made by relatively fewer customers and in larger amounts as compared to orders for licenses of CCT's SPECCTRA products. Accordingly, because IC
                                --------                                --
Craftsman revenues have increased as a percentage of CCT's total revenues, such
---------
licenses ordered by a single customer can account for a significant portion of a quarter's revenues. Because CCT's expenses are relatively fixed in the short term, the loss or delay of such orders by a single customer or multiple customers could have a material adverse effect on CCT's business, financial condition and results of operations.

     In addition, CCT's revenues and results of operations are affected by seasonal trends that may include higher revenues in CCT's second and fourth fiscal quarters and lower revenues in its first and third fiscal quarters as a result of many customers' purchasing and budgetary practices, and lower revenues in the summer months (particularly in Europe) when many businesses make fewer purchases. CCT's expense levels are based, in part, on its expectations as to future revenue. If revenue levels are below expectations due to delays associated with customers' acceptance and evaluation procedures or for any other reason, operating results are likely to be materially adversely affected. Net income, if any, may be disproportionately affected by a reduction in revenue because only a small portion of CCT's expenses varies with its revenue.

     Risk Associated with Technological Change and New Product Development. The
     ---------------------------------------------------------------------
EDA industry is characterized by extremely rapid technological change, frequent new product introductions and enhancements, evolving industry standards and rapidly changing customer requirements. Customers in the EDA industry require software products that allow them to minimize their time-to-market, differentiate their products, maximize their engineering productivity and reduce design time and costs. CCT's future success will depend upon its ability to continually enhance its current products and develop and introduce new products that keep pace with technological advancements and address the increasingly sophisticated needs of its customers. There can be no assurance that CCT will be successful in developing and marketing product enhancements or new products that respond to technological change, evolving industry standards and changing customer requirements, that CCT will not experience difficulties that could delay or prevent the successful development, introduction and marketing of these products or product enhancements or that its new products and product enhancements will adequately meet the requirements of the marketplace and achieve any significant degree of market acceptance. Failure of CCT, for technological or other reasons, to develop and introduce new products and product enhancements in a timely and cost-effective manner would have a material adverse effect on CCT's business, financial condition and results of operations. Any failure by CCT to anticipate or to respond adequately to changing market conditions, or any significant delays in product development or introduction, could cause customers to delay or decide against purchases of CCT's products and would have a material adverse effect on CCT's business, financial condition and results of operations.

     Software products as complex as those offered by CCT may contain defects or failures when introduced or when new versions are released. CCT has in the past discovered software defects in certain of its products and may experience delays or lost revenue correcting such defects in the future. Although CCT has corrected known material defects and has not experienced material adverse effects resulting from any such defects to date, there can be no assurance that, despite testing by CCT, errors will not be found in new products or releases after commencement of commercial shipments. Any such occurrence could result in loss of market share or failure to achieve market acceptance and could have a material adverse effect upon CCT's business, financial condition and results of operations.

     Dependence on Proprietary Technology. CCT's success is heavily dependent
     ------------------------------------
upon its proprietary software technology. CCT does not currently have any patents and relies principally on trade secret, copyright and trademark laws, nondisclosure and other contractual agreements and technical measures to protect its technology, including its ShapeBased technology. CCT generally enters into confidentiality and/or license agreements with its employees, distributors and customers, and limits access to and distribution of its software, documentation and other proprietary information. CCT's software is shipped with a software security lock which limits software access to authorized users. In addition, CCT does not license or release its source code, except in connection with source code escrow arrangements. However, effective copyright and trade secret protection may be unavailable or limited in certain foreign countries. There also can be no assurance that the additional steps taken by CCT will prevent misappropriation of its technology. Any failure by or inability of CCT to protect its proprietary technology could have a material adverse effect on CCT's business, financial condition and results of operations. Furthermore, such protections do not preclude competitors from developing products with functionality or features similar to CCT's products, and there can be no assurance that third parties will not independently develop competing technologies that are substantially equivalent or superior to CCT's technologies. However, CCT believes that, due to the rapid pace of innovation within the EDA industry, factors such as the technological and creative skills of its personnel, new product developments, frequent product enhancements, name recognition and reliable product maintenance are more important to establishing and maintaining a technology leadership position than are the various legal protections of its technology.

     CCT does not believe its products infringe the proprietary rights of any third parties. However, there can be no assurance that infringement claims will not be asserted against CCT or its customers. Furthermore, CCT may initiate claims or litigation against third parties for infringement of CCT's proprietary rights or to establish the validity of CCT's proprietary rights. Litigation, either as plaintiff or defendant, would cause CCT to incur substantial costs and divert management resources from productive tasks, whether or not such litigation is resolved in CCT's favor, which could have a material adverse effect on CCT's business, financial condition and results of operations. Parties making claims against CCT could secure substantial damages, as well as injunctive or other equitable relief, which could effectively block CCT's ability to license its products in the United States or abroad. Such a judgment could have a material adverse effect on CCT's business, financial condition and results of operations. If it appears necessary or desirable, CCT may seek licenses to intellectual property that it is allegedly infringing. CCT is not currently seeking any such license. There can be no assurance, however, that licenses could be obtained on commercially reasonable terms, if at all, or that the terms of any offered license would be acceptable to CCT. The failure to obtain the necessary licenses or other rights could have a material adverse effect on CCT's business, financial condition and results of operations. As the number of software products in the industry increases and the functionality of these products further overlaps, CCT believes that software developers may become increasingly subject to infringement claims. Any such claims, with or without merit, can be time consuming and expensive to defend and could adversely affect CCT's business, financial condition and results of operations.

     International Operations. During 1993, 1994, 1995 and the first nine months
     ------------------------
of 1996, CCT derived 31%, 51%, 49% and 41%, respectively, of its total revenue from the licensing and support of its software products outside the United States. CCT expects that international license and service revenue will continue to account for a significant portion of its revenues in the future and that CCT's continued growth and profitability will require expansion of its sales in foreign markets.

     CCT's international revenue involves a number of risks, including the impact of possible recessionary environments in economies outside the United States, longer receivables collection periods and greater difficulty in accounts receivable collection, unexpected changes in regulatory requirements, reduced protection for intellectual property rights in some countries, tariffs and other trade barriers, foreign currency exchange rate fluctuations, difficulties in staffing and managing foreign operations, the burdens of complying with a variety of foreign laws, potentially adverse tax consequences and political and economic instability. There can be no assurance that the foregoing factors will not have a material adverse effect on CCT's future international license and service revenue, and, consequently, on CCT's business, financial condition and results of operations.

     CCT has expanded its sales and support organizations in Europe and Asia, which has resulted in an increase in sales and marketing expenses. CCT intends to further expand these organizations, resulting in additional increases in sales and marketing expenses. However, CCT expects the growth rate of such expenses to be lower than in the past. There can be no assurance that CCT will be able to sustain or increase revenue derived from international licensing and service. Any failure to expand sales in foreign markets would have a material adverse effect on CCT's business, financial condition and results of operations.

     Risks Associated with CCT's Acquisition of UniCAD. The anticipated benefits
     -------------------------------------------------
of the recently completed acquisition of UniCAD will not be achieved unless UniCAD and CCT are successfully combined in an efficient and timely manner. It is possible that the process of combining the two organizations, integrating their product offerings and coordinating their research and development, production, administrative and sales and marketing efforts, will cause an interruption of, or a loss of momentum in, the activities of either or both of the companies' businesses, which could have a material adverse effect on CCT's business, financial condition and results of operations, at least in the near term. The difficulties of integration may be increased by the necessity of coordinating geographically separated organizations and integrating personnel with disparate business backgrounds. Furthermore, the process of combining the companies could have a material adverse effect on employee morale and on the ability of CCT to retain the key management, technical and sales and marketing personnel who are critical to CCT's future operations. In addition, the consummation of the acquisition could cause customers or potential customers to delay or cancel orders for products as a result of uncertainty over the integration and support of CCT's products. There can be no assurances that CCT's current management will be capable of managing the combined operations, or UniCAD's existing strategic relationships with its customers, effectively. In addition, it is possible that the business and management changes brought by the acquisition may cause key employees to leave UniCAD or cause CCT to terminate key employees of UniCAD. Any failure by UniCAD or CCT to retain and attract key employees could have a material adverse effect on CCT's business, financial condition and results of operations.

     Risks Associated with the Merger with Cadence. The anticipated benefits of
     ---------------------------------------------
the recently announced Merger with Cadence will not be achieved unless Cadence and CCT are successfully combined in an efficient and timely manner. The
Merger is subject to a number of conditions. Among the conditions that must be fulfilled in order to consummate the Merger are the affirmative vote of a majority of the outstanding voting stock of CCT and the expiration or termination of the waiting period under the HSR Act. The consummation of the Merger is also conditioned upon the receipt of a letter from Cadence's independent public accountants concerning the qualification of the Merger for accounting treatment as a pooling of interests in accordance with generally accepted accounting principles. In order to qualify the Merger for pooling of interests accounting treatment, Cadence needs to cure the taint on certain treasury shares by issuing them in one or more transactions. There can be no assurance that such conditions will be satisfied or waived and, accordingly, there can be no assurance that the Merger will be consummated. In addition, the review of the Merger pursuant to the HSR Act may substantially delay the consummation of the Merger. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made, or if such a challenge is made, that CCT and Cadence will prevail or would not be required to terminate the Merger agreement, divest certain assets, license certain proprietary technology or accept certain conditions in order to consummate the Merger. The announcement of the Merger could have a material adverse effect on employee morale and on the ability of CCT to retain the key personnel who are critical to CCT's future operations and could cause customers or potential customers to delay or cancel orders for products as a result of uncertainty over the integration and support of CCT's products, either of which could have a material adverse effect on CCT's business, financial condition and results of operations.


     Sales by Selling Stockholders; Volatility of Stock Price. The shares of
     -------------------------------------------------------
Common Stock offered hereby represent approximately 11.8% of the outstanding Common Stock as of the date of this Prospectus. The public sale of such shares, or the perception that such shares may be sold, may have the effects of depressing the market price of the Common Stock and causing substantial fluctuations in the price of the Common Stock. The price of the Common Stock has been subject to significant price fluctuations. In addition, as a result of the announcement of the Merger, the price of the Common Stock is now subject to significant price fluctuations associated with fluctuations in the price of Cadence's Common Stock. There can be no assurance that the price of the Common Stock will stabilize at any time or at a price equal to or above the offering price of the shares offered hereby. In addition, the trading volume for the Common Stock has generally been relatively small. A large increase in share trading volume in a short period of time could cause a significant reduction in share trading prices.

                             SELLING STOCKHOLDERS

     The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Common Stock as of December 2, 1996 by the Selling Stockholders named below. Synopsys, Inc. ("Synopsys"), Mentor Graphics Corporation ("Mentor Graphics") and Marubeni Hytech Corp. ("Marubeni") acquired the shares of Common Stock offered hereby pursuant to Stock Purchase Agreements with the Company dated May 6, 1996, May 11, 1995 and May 23, 1995, respectively. In connection with such Stock Purchase Agreements, Synopsys and the Company also entered into an Investor Rights Agreement pursuant to which the shares offered by Synopsys hereby are being registered, and various joint development and marketing arrangements, and Mentor Graphics and Marubeni entered into a Rights Agreement pursuant to which the shares offered by Mentor Graphics and Marubeni hereby are being registered. Mentor Graphics is an OEM and Marubeni is a distributor of the Company's products. See "Risk Factors-- Dependence on OEMs and Distributors." James R. Fiebiger, a director of the Company, is also a director of Mentor Graphics. Except as described herein, no Selling Stockholder has had any position, office or other material relationship with the Company within the past three years. The following table assumes that the Selling Stockholder sell all of the shares held by the Selling Stockholders in this offering. The Company is unable to determine the exact number of shares that will actually be sold.



                                             Shares Beneficially                                          Shares Beneficially
                                            Owned Prior to Offering                                      Owned After Offering
                                           ------------------------                                      ----------------------
                                                                             Shares Being
Name                                         Number       Percent             Offered                    Number     Percent
-----------------                         -----------   ----------          -------------                ---------  ---------
Synopsys, Inc.                            1,206,542       9.2%               1,206,542                    --           --
Mentor Graphics Corporation                 200,000       1.5%                 200,000                    --           --
Marubeni Hytech Corp.                       138,666       1.1%                 138,666                    --           --
All Selling Stockholders                  1,545,208      11.8%               1,545,208                    --           --


                             PLAN OF DISTRIBUTION

     The Registration Statement of which this Prospectus forms a part has been filed pursuant to the Investor Rights Agreement and the Rights Agreement referred to above (the "Agreements"). To the Company's knowledge, the Selling Stockholders have not entered into any agreement, arrangement or understanding with any particular broker or market maker, if any, with respect to the shares offered hereby, nor does the Company know the identity of the brokers or market makers that will participate in the offering.

     The shares of Common Stock covered hereby may be offered and sold from time to time by the Selling Stockholders. The Selling Stockholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. Such sales may be made over the NNM or otherwise, at then prevailing market prices, at prices related to prevailing market prices or at negotiated prices. The shares may be sold in one or more of the following:
(a) a block trade in which the broker-dealer engaged by the Selling Stockholder will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by the broker-dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. To the Company's knowledge, the Selling Stockholders have not, as of the date hereof, entered into any arrangement with a broker-dealer for the sale of shares through a block trade, special offering, or secondary distribution of a purchase by a broker-dealer. In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or discounts from the Selling Stockholders in amounts to be negotiated.

     In offering the shares, the Selling Stockholders and any broker-dealers who execute sales for the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profits realized by the Selling Stockholders and the compensation of such broker-dealer may be deemed to be underwriting discounts and commissions.

     All costs, expenses and fees in connection with the registration of the shares will be borne by the Company. Commissions and discounts, if any, attributable to the sales of the shares will be borne by the Selling Stockholders. The Selling Stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. Under the Agreements, the Company and the Selling Stockholders have agreed to indemnify each other and certain other persons against certain liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

     The Selling Stockholders have advised the Company that, during such time as they may be engaged in a distribution of the shares of Common Stock included herein, they will comply with Rules 10b-6 and 10b-7 under the Exchange Act and, in connection therewith, the Selling Stockholders have agreed not to engage in any stabilization activity in connection with any securities of the Company, to furnish copies of this Prospectus to each broker-dealer through which the shares of Common Stock included herein may be offered, and not to bid for or purchase any securities of the Company or attempt to induce any person to purchase any securities of the Company except as permitted under the Exchange Act. The Selling Stockholders have also agreed to inform the Company and broker-dealers through whom sales may be made hereunder when the distribution of the shares is completed.

     Rule 10b-6 under the Exchange Act prohibits participants in a distribution from bidding for or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Rule 10b-7 under the Exchange Act governs bids and purchases made to stabilize the price of a security in connection with a distribution of the security.

     This offering will terminate on the earlier of (a) 45 days from the date of the effectiveness of the Registration Statement of which this Prospectus forms a part; or (b) the date on which all shares offered hereby have been sold by the Selling Stockholders. There can be no assurance that the Selling Stockholders will sell any or all of the shares of Common Stock offered hereby. To the extent that the Selling Stockholders do not sell all of the shares of Common Stock offered hereby prior to 45 days from the date of effectiveness of the Registration Statement, the Selling Stockholders may exercise registration rights with respect to such unsold shares in the future.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Fenwick & West LLP, Two Palo Alto Square, Palo Alto, California 94306.

                                    EXPERTS

        The audited consolidated financial statements of Cooper & Chyan Technology, Inc. at December 31, 1995 and 1994 and for each of the three years ended December 31, 1995 incorporated by reference in this Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon, and are incorporated by reference in reliance upon such experts given upon the authority of such firm as experts in accounting and auditing.

        The supplemental consolidated financial statements of Cooper & Chyan Technology, Inc. at December 31, 1995 and 1994 and for each of the three years ended December 31, 1995 included in this Registration Statements have been audited by Ernst & Young LLP, independent auditors, as set forth in their report, appearing elsewhere herein, which as to the years 1995 and 1994 are based in part on the reports of Deloitte & Touche, independent auditors. The financial statements referred to above are included in reliance upon the reports of such firms given upon the authority of such firms as experts in accounting and auditing.

          INDEX TO CCT SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

Report of Ernst & Young LLP with respect to Cooper & Chyan Technology, Inc................  F-2
Report of Deloitte & Touche, LLP with respect to UniCAD, Inc..............................  F-3
Supplemental Consolidated Balance Sheet as of December 31, 1994 and 1995 and
    September 30, 1996 (unaudited)........................................................  F-4
Supplemental Consolidated Statements of Income for the years ended December 31,
    1993, 1994 and 1995 and for the nine months ended September 30, 1995
    (unaudited) and 1996 (unaudited)......................................................  F-5
Supplemental Consolidated Statements of Stockholders' Equity for the years ended
    December 31, 1993, 1994 and 1995 and for the nine months ended September 30,
    1996 (unaudited)......................................................................  F-6
Supplemental Consolidated Statements of Cash Flows for the years ended December
    31, 1993, 1994 and 1995 and for the nine months ended September 30, 1995
    (unaudited) and 1996 (unaudited)......................................................  F-7
Notes to Supplemental Consolidated Financial Statements...................................  F-8

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Cooper & Chyan Technology, Inc.

     We have audited the accompanying supplemental consolidated balance sheets of Cooper & Chyan Technology, Inc. (formed as a result of the consolidation of Cooper & Chyan Technology, Inc. and UniCAD, Inc.) as of December 31, 1994 and 1995, and the related supplemental consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. The supplemental consolidated financial statements give retroactive effect to the merger of Cooper & Chyan Technology, Inc. and UniCAD, Inc. on August 28, 1996, which has been accounted for using the pooling of interests method as described in the notes to the supplemental consolidated financial statements. These supplemental financial statements are the responsibility of the management of Cooper & Chyan Technology, Inc. Our responsibility is to express an opinion on these supplemental financial statements based on our audits. We did not audit the financial statements of UniCAD, Inc., which statements reflect total assets constituting 21% for 1994 and 7% for 1995 of the related supplemental consolidated financial statement totals, and which reflect net income constituting 44% for 1994 and 27% for 1995 of the related consolidated financial statement totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for UniCAD, Inc., is based solely on the report of other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of other auditors, the supplemental financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cooper & Chyan Technology, Inc. at December 31, 1994 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, after giving retroactive effect to the merger of UniCAD, Inc. as described in the notes to the supplemental consolidated financial statements, in conformity with generally accepted accounting principles.

                              ERNST & YOUNG LLP

Palo Alto, California
January 26, 1996
(Except for note 2 as to which the date is August 28, 1996)

                               AUDITOR'S REPORT



To the Board of Directors
UniCAD, Inc.

     We have audited the consolidated balance sheets of UniCAD, Inc. and subsidiary as of September 30, 1995 and 1994, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended (not separately presented herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based upon our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the companies as of September 1995 and 1994, and the results of their operations and their cash flows for the years then ended in conformity with United States generally accepted accounting principles.

                                                               Deloitte & Touche

Chartered Accountants
Ottawa, Canada
September 20, 1996

                        COOPER & CHYAN TECHNOLOGY, INC.
                   SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS


                                                  DECEMBER 31,
                                            -----------------------          SEPTEMBER 30
                                              1994           1995               1996
                                            -----------------------       ----------------
                                                                            (unaudited)
ASSETS
       Current Assets
          Cash and cash equivalents.....     $2,117,092   $ 3,586,998          $ 4,690,200
          Short term investments........        350,788    23,402,236           26,737,015
          Accounts receivable
           (Net of allowance of $329,945
           at December 31, 1995)........      3,318,991     5,599,419            6,525,685
          Income taxes receivable.......         99,130            --                   --
          Deferred income taxes.........             --       373,525              373,525
          Prepaid expenses and other
           current assets...............        289,974     1,133,917            1,932,325
                                             ----------   -----------          -----------
       Total current assets.............      6,175,975    34,096,095           40,258,750
       Property, plant and equipment net      2,018,157     3,008,270            3,346,863
       Other assets.....................        163,197       385,174              250,788
                                             ----------   -----------          -----------
                                             $8,357,329   $37,489,539          $43,856,401
                                             ==========   ===========          ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
       Current liabilities
          Borrowings under bank credit
           facility.....................     $  500,000   $        --          $        --
          Trade accounts payable........        277,610       882,074              573,132
          Accrued salary and employee
           benefits.....................        784,672     1,178,947            2,251,297
          Accrued liabilities...........        629,436     2,180,027            2,014,441
          Income taxes payable..........             --       242,566              294,937
          Deferred revenue..............      2,801,519     3,033,293            2,632,724
          Deferred income taxes.........         59,937            --                   --
                                             ----------   -----------          -----------
       Total current liabilities........      5,053,174     7,516,907            7,766,531
       Deferred income taxes............         42,886       238,851              238,851
       Other long term liabilities......        313,819       319,459               92,534
       Stockholders' equity
          Convertible preferred stock,
           $0.01 par value, 5,000,000
           shares authorized, no shares
           outstanding at December 31,
           1995; no par value,
           4,000,000 shares authorized,
           1,480,000 shares outstanding
           at December 31, 1994.........        185,000            --                   --
          Common stock,  $0.01 par
           value, 30,000,000 shares
           authorized, 12,321,737
           shares outstanding at
           December 31, 1995; no par
           value, 24,000,000 shares
           authorized, 7,321,349 shares
           outstanding at December 31,
           1994.........................        107,838       123,228              129,584
Additional paid in capital...........             3,778    25,732,747           28,828,228
Notes receivable from stockholders...                --       (39,010)                  --
Deferred compensation................                --      (404,626)            (333,222)
Retained earnings....................         2,650,834     4,001,983            7,133,895
                                             ----------   -----------          -----------
       Total stockholders' equity.......      2,947,450    29,414,322           35,758,485
                                             ----------   -----------          -----------
                                             $8,357,329   $37,489,539          $43,856,401
                                             ==========   ===========          ===========

                            See accompanying notes.

COOPER & CHYAN TECHNOLOGY, INC. SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME

                                                          YEARS ENDED DECEMBER 31,                     Nine Months Ended
                                               -----------------------------------------------     -------------------------
                                                  1993               1994            1995              1995          1996
                                               ------------       -----------     ------------     -----------     ---------
                                                                                                          (UNAUDITED)
   Revenue
       License..........................       $ 6,263,681        $ 9,525,076      $15,660,859    $10,735,585    $18,138,210
       Service..........................         1,030,764          6,020,059        7,780,879      5,284,006      7,542,007
                                               -----------        -----------      -----------    -----------    -----------
   Total revenue........................         7,294,445         15,545,135       23,441,738     16,019,591     25,680,217
                                               -----------        -----------      -----------    -----------    -----------
   Costs and expenses
       Cost of license revenue..........           259,541            850,677        1,157,101        885,160      1,226,884
       Cost of service/other revenue....            92,848            774,805          845,946        465,001        662,056
       Research and development.........         3,297,544          5,576,019        5,892,932      4,262,731      5,557,199
       Sales and marketing..............         1,490,117          4,898,583       10,200,510      6,987,522     10,066,474
       General and administrative.......           488,067          1,907,826        3,525,581      2,167,110      4,006,103
       Write offs related to investee
        company.........................                --            434,490               --             --             --
                                               -----------        -----------      -----------    -----------    -----------
   Total costs and expenses.............         5,628,117         14,442,400       21,622,070     14,767,524     21,518,716
                                               -----------        -----------      -----------    -----------    -----------
   Income from operations...............         1,666,328          1,102,735        1,819,668      1,252,067      4,161,501
   Interest income......................            15,761             14,373          230,594         82,688        771,637
   Interest expense.....................            (5,058)            (5,134)         (17,925)       (36,159)       (22,935)
   Equity in losses of investee company.           (32,046)           (87,100)              --             --             --
   Other income(loss)...................                --            (22,336)         (37,663)        (1,600)        38,896
                                               -----------        -----------      -----------    -----------    -----------
   Income before provision for income
    taxes...............................         1,644,985          1,002,538        1,994,674      1,296,996      4,949,639
   Provision for income taxes...........           603,217            359,333          665,787        463,393      1,686,597
                                               -----------        -----------      -----------    -----------    -----------
   Net income...........................       $ 1,041,768        $   643,205      $ 1,328,887    $   833,603    $ 3,263,042
                                               ===========        ===========      ===========    ===========    ===========
   Net income per share.................       $      0.10        $      0.06      $      0.11    $      0.07    $      0.23
                                               ===========        ===========      ===========    ===========    ===========
   Shares used in computing per share
    amounts.............................        10,134,829         10,989,405       12,271,502     11,917,611     14,418,872
                                               ===========        ===========      ===========    ===========    ===========

                             See accompanying notes

                        COOPER & CHYAN TECHNOLOGY, INC.
         SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                CONVERTIBLE                                              NOTES
                                                              PREFERRED STOCK          COMMON STOCK        ADDITIONAL  RECEIVABLE
                                                              ---------------          ------------         PAID-IN       FROM
                                                           SHARES        AMOUNT      SHARES      AMOUNT     CAPITAL    STOCKHOLDERS
                                                         -----------    --------    ---------    -------   ---------   ------------
Balances at December 31, 1992............................  1,480,000    $185,000    6,135,600    $23,771    $     --   $         --
Exercise of common stock options.........................                             276,200     23,457
Cash dividends ($0.045 per preferred share)..............
Net income...............................................
                                                           ---------     -------    ---------     ------    --------   ------------
Balances at December 31, 1993............................  1,480,000     185,000    6,411,800     47,228          --             --
Issuance of common stock (UniCAD inception)..............                             372,157      3,722
UniCAD adjustment........................................                                                      3,778
Exercise of common stock options.........................                             537,392     56,888
Cash dividends ($0.045 per preferred share)..............
Adjustment for unrealized gains/(losses) on
 available for sale securities...........................
Currency translation adjustment..........................
Net income...............................................
                                                           ---------     -------    ---------     ------    --------   ------------
Balances at December 31, 1994............................  1,480,000     185,000    7,321,349    107,838       3,778             --
Deferred compensation related to grant of stock options..                                                    580,100
Amortization of deferred compensation....................
Cancellation of deferred compensation....................                                                   (109,277)
Issuance of Series A convertible preferred stock.........    416,666   2,499,981                (138,841)
Reincorporation in the State of Delaware.................             (2,666,014)                         (2,804,855)
Conversion of preferred stock to common stock............ (1,896,666)    (18,967)   1,896,666     18,967
Process of initial public offering, net of issuance
 costs...................................................                           2,273,000     22,730  22,411,004
Exercise of common stock options, net of notes receivable
 from stockholders.......................................                             830,722    112,534      42,287        (39,010)
Adjustment for unrealized gains (losses) on available for
 sale securities.........................................
Currency translation adjustment..........................
Net income...............................................
                                                           ---------     -------    ---------     ------    --------   ------------
Balances at December 31, 1995............................         --          --   12,321,737    123,228  25,732,747        (39,010)
UniCAD activity for the three months ended
 December 31, 1995 (unaudited)...........................                                 139          1           2
Exercise of common stock options  (unaudited)............                             433,561      4,278     389,656
Repayment of notes receivable from shareholders
 (unaudited).............................................                                                                    39,010
Shares issued under the ESPP Plan (unaudited)............                              47,447        474     443,455
Shares issued to Synopsys for cash (net of offering costs
 of $60,263) (unaudited).................................                             160,292      1,603   2,262,368
Adjustment for unrealized gains (losses) on available for
 sale securities (unaudited).............................
Amortization of deferred compensation (unaudited)........
Currency translation adjustment (unaudited)..............
Net income (unaudited)...................................
                                                           ---------   ---------    ---------     ------    --------   ------------
Balances at September 30, 1996...........................         --   $      --   12,963,176   $129,584 $28,828,228   $         --
                                                           =========   =========   ==========   ======== ===========   ============


                                                                                                                       TOTAL
                                                                                       DEFERRED       RETAINED    STOCKHOLDERS'
                                                                                     COMPENSATION     EARNINGS         EQUITY
                                                                                     ------------   ------------  -------------
Balances at December 31, 1992....................................................    $         --     $1,087,858  $  1,296,629
Exercise of common stock options.................................................                                       23,457
Cash dividends ($0.045 per preferred share)......................................                        (66,600)      (66,600)
Net income.......................................................................                      1,041,768     1,041,768
                                                                                     ------------     ----------  ------------
Balances at December 31, 1993....................................................              --      2,063,026     2,295,254
Issuance of common stock (UniCAD inception)......................................                                        3,722
UniCAD adjustment................................................................                                        3,778
Exercise of common stock options.................................................                                       56,888
Cash dividends ($0.045 per preferred share)......................................                        (66,600)      (66,600)
Adjustment for unrealized gains/(losses) on
 available for sale securities...................................................                         (3,895)       (3,895)
Currency translation adjustment..................................................                         15,098        15,098
Net income.......................................................................                        643,205       643,205
                                                                                     ------------     ----------  ------------
Balances at December 31, 1994....................................................              --      2,650,834     2,947,450
Deferred compensation related to grant of stock options..........................        (580,100)                          --
Amortization of deferred compensation............................................          66,197                       66,197
Cancellation of deferred compensation............................................         109,277                           --
Issuance of Series A convertible preferred stock.................................                                    2,499,981
Reincorporation in the State of Delaware.........................................                                           --
Conversion of preferred stock to common stock....................................                                           --
Process of initial public offering, net of issuance costs........................                                   22,433,734
Exercise of common stock options, net of notes receivable from
 stockholders....................................................................                                      115,811
Adjustment for unrealized gains (losses) on available for sale
 securities......................................................................                         19,179        19,179
Currency translation adjustment..................................................                          3,083         3,083
Net income.......................................................................                      1,328,887     1,328,887
                                                                                     ------------     ----------  ------------
Balances at December 31, 1995....................................................        (404,626)     4,001,983    29,414,322
UniCAD activity for the three months ended
 December 31, 1995 (unaudited)...................................................                        (14,039)      (14,036)
Exercise of common stock options  (unaudited)....................................                                      393,934
Repayment of notes receivable from shareholders (unaudited)......................                                       39,010
Shares issued under the ESPP Plan (unaudited)....................................                                      443,929
Shares issued to Synopsys for cash (net of offering costs of
 $60,263) (unaudited)............................................................                                    2,263,971
Adjustment for unrealized gains (losses) on available for sale
 securities (unaudited)..........................................................                        (15,853)      (15,853)
Amortization of deferred compensation (unaudited)................................          71,404                       71,404
Currency translation adjustment (unaudited)......................................                       (101,238)     (101,238)
Net income (unaudited)...........................................................                      3,263,042     3,263,042
                                                                                     ------------     ----------  ------------
Balances at September 30, 1996...................................................    $   (333,222)    $7,133,895   $35,758,485
                                                                                     ============     ==========   ===========

                            See accompanying notes.

                        COOPER & CHYAN TECHNOLOGY, INC.
              SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                     YEARS ENDED DECEMBER 31,                    NINE MONTHS ENDED
                                                     ------------------------                       SEPTEMBER 30,
                                                                                                 -----------------
                                             1993                 1994            1995          1995           1996
                                           ----------         -----------    ------------    -----------    ------------
                                                                                                   (UNAUDITED)
Cash flows from operating activities
Net income................................ $1,041,768         $   643,205    $  1,328,887    $   833,603    $  3,263,042
Adjustments to reconcile net
    income to net
    Cash provided by (used in)
        operating activities:
    Depreciation and amortization.........     95,760             667,703         978,315        597,570         933,123
    Equity in losses of investee company..     32,046              87,100              --             --              --
    Write off of investment in
        investee company..................        --               80,854              --             --              --
    Deferred income taxes.................    (40,151)           (251,772)       (237,497)         8,784              --
    Amortization of deferred stock
        compensation......................         --                  --              --         42,395          71,404
    Other.................................         --              12,089           3,470             --              --
Changes in assets and liabilities:
    Accounts receivable...................   (711,739)         (1,297,456)     (2,280,428)    (1,874,380)       (926,266)
    Income taxes receivable...............         --             (99,130)         99,130       (166,915)             --
    Prepaid expenses and
        other current assets..............   (137,890)            (23,999)       (843,943)      (760,260)       (798,408)
    Other assets..........................    (91,500)            (41,145)       (221,977)       (81,056)        134,386
    Trade accounts payable................     44,160             233,450         604,464        519,206        (308,942)
    Accrued salary and
        employee benefits.................    168,240             357,459         394,275        (40,664)      1,072,350
    Other accrued liabilities.............    (25,732)            629,436       1,550,591        562,700        (165,586)
    Income taxes payable..................    380,733            (400,068)        242,566        170,000          52,371
    Deferred revenue......................  1,146,166           1,336,291         231,774          7,964        (400,569)
    Other long term liabilities...........         --             313,819           5,640        (83,189)       (226,925)
                                           ----------          ----------    ------------    -----------    ------------
Total adjustments.........................    860,093           1,604,631         526,380     (1,097,845)       (563,062)
                                           ----------          ----------    ------------    -----------    ------------
Net cash provided by (used in) operating
    activities............................  1,901,861           2,247,836       1,855,267       (264,242)      2,699,980
                                           ----------          ----------    ------------    -----------    ------------
Cash flows from investing activities
Purchase of property and equipment........   (630,675)         (1,456,013)     (1,902,232)    (1,366,687)     (1,271,716)
Purchase of available-for-sale
    securities............................         --            (784,046)    (23,478,433)       (76,197)    (29,778,494)
Proceeds from sale of available-for-sale
    securities............................         --             417,274         442,695        430,880      26,427,862
Purchase of common stock
    in equity investee....................   (100,000)                 --              --             --              --
Acquisition of subsidiary, net of cash
    acquired..............................         --            (133,063)             --             --              --
                                           ----------          ----------    ------------    -----------    ------------
Net cash provided by (used in) investing
    activities............................   (730,675)         (1,955,848)    (24,937,970)    (1,012,004)     (4,622,348)
                                           ----------          ----------    ------------    -----------    ------------
Cash flows from financing activities
Proceeds (payments) on notes payable
    to shareholders.......................   (146,406)                 --              --                         39,010
Proceeds (repayment) of
    bank credit facility..................         --             500,000        (500,000)      (500,000)             --
Proceeds from issuance of
    convertible preferred stock...........         --                  --       2,499,981      2,499,981              --
Proceeds from issuance of common stock....     23,457              64,388      22,549,545         67,523       3,101,837
Dividends paid............................    (66,600)            (66,600)             --             --              --
                                           ----------          ----------    ------------    -----------    ------------
Net cash provided by
    (used in) financing activities........   (189,549)            497,788      24,549,526      2,067,504       3,140,847
                                           ----------          ----------    ------------    -----------    ------------
Net increase in cash and cash equivalents.    981,637             789,776       1,466,823        791,258       1,218,479
Effect of exchange rates
    on foreign currency cash balances.....         --              15,098           3,083          2,181        (101,238)
UniCAD activity for the three months
    ended December 31, 1995...............         --                  --              --             --         (14,039)
Cash and cash equivalents
    at beginning of period................    330,581           1,312,218       2,117,092      2,117,092       3,586,998
                                           ----------          ----------    ------------    -----------    ------------
Cash and cash equivalents
    at end of period...................... $1,312,218         $ 2,117,092    $  3,586,998    $ 2,910,531    $  4,690,200
                                           ==========         ===========    ============    ===========    ============
Supplemental disclosure
    of cash flow information
    Cash paid during the period for
        income taxes...................... $  244,435         $ 1,261,534    $    531,068    $   439,709    $  1,490,444
                                           ==========         ===========    ============    ===========    ============

                            See accompanying notes.

                        COOPER & CHYAN TECHNOLOGY, INC.
            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Organization and Basis of Presentation
--------------------------------------

     Cooper & Chyan Technology, Inc. (the "Company") was incorporated in January 1989. The Company develops, markets and supports software tools that help designers route the interconnections among the electronic devices on high performance printed circuit boards ("PCBs") and integrated circuits ("ICs").

     As more fully described in Note 2, on August 28, 1996, the Company entered into a business combination with UniCAD. The business combination has been accounted for as a pooling of interests and the historical consolidated financial statements of the Company for all years prior to the business combination have been restated in the accompanying Supplemental Consolidated Financial Statements to include the financial positions, results of operations and cash flows of UniCAD. The supplemental financial statements will become the historical financial statements of CCT upon issuance of financial statements for the subsequent period that includes the date of the acquisition of UniCAD.

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries after the elimination of significant intercompany transactions and balances.

Interim Financial Data
----------------------

     In the opinion of management, the interim financial statements have been prepared on the same basis as the annual financial statements and include all adjustments (consisting only of normal recurring adjustments) necessary to state fairly, the financial information set forth therein, in accordance with generally accepted accounting principles. The results of operations for the nine months ended September 30, 1996 are not necessarily indicative of results to be expected for the full fiscal year.

Cash and Cash Equivalents
-------------------------

     Cash and cash equivalents consist of cash on deposit with banks and money market and debt instruments with original maturities of 90 days or less.

Concentration of Credit Risk and Major Customers
------------------------------------------------

     The Company's major market is the electronic design automation ("EDA") industry which is very volatile. Any significant downturn in the EDA industry could have a material affect on the Company's operating results.

     The Company's revenue consists principally of revenue based on two distinct product lines, the SPECCTRA product line for the PCB market, and the
                   --------
IC Craftsman product line for the IC market. In 1995, SPECCTRA product revenues
------------                                          --------
accounted for 60% of total revenue, and IC product revenue accounted for 15% of total revenue.

     One customer accounted for approximately 26%, 20% and 11% of revenues for the years ended December 31, 1993, 1994 and 1995, respectively. Two other customers accounted for approximately 17% and 13% of revenues for the year ended December 31, 1993. The loss of, or a significant reduction in revenue from, any of the Company's distributors or OEMs would have a material adverse effect on the Company's business, financial condition and results of operations, at least to the extent such loss is not offset by a corresponding increase in the Company's direct sales.

     In 1995, 48% of the Company's revenue was earned overseas. Overseas operations entail a number of risks associated with exchange rate fluctuations, longer receivables collection periods, the general economic situation of foreign countries, reduced protection of intellectual property rights, tariffs and other trade barriers.

     Financial instruments that potentially subject the Company to a concentration of credit risk primarily consist of cash and cash equivalents, short-term investments and trade receivables. The Company's cash and cash equivalents are on deposit with major financial institutions.

     The Company invests its excess cash balances in a variety of short term municipal bond funds and money market funds. The Company has not experienced any material losses from any of these instruments.

     The Company performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral. In the year ended December 31, 1995, the Company provided total bad debt provisions of $329,945.

Equity Investments
------------------

     The Company accounts for investments using the equity method when the Company owns a 20% to 50% equity interest. Under this method, the Company's original investment is adjusted by its share of earnings or losses, net of any dividends received.

Use of Estimates
----------------

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Stock-based Compensation
-----------------------

     The Company accounts for stock option grants in accordance with the provisions of the Accounting Principle Board's Opinion No. 25, "Accounting for Stock Issued to Employees."

Property and Equipment
----------------------

     Property and equipment are stated at cost and depreciated over estimated useful lives of three to seven years.

     Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful lives of the assets or the remaining term of the lease.

Net Income Per Share
-------------------

     Net income per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period. Pursuant to the Securities and Exchange Commission Staff Accounting Bulletins and staff policy, such computations include all common and common equivalent shares issued within 12 months of the Company's initial public offering in October 1995 as if they were outstanding for all periods presented using the treasury stock method. Common equivalent shares consist of the incremental common shares issuable upon the conversion of the convertible preferred stock (using the if-converted method) and shares issuable upon the exercise of stock options (using the treasury stock method).

Software Development Costs
--------------------------

     Under Statement of Financial Accounting Standards No. 86 ("SFAS 86"), software development costs are capitalized beginning when a product's technological feasibility has been established and ending when a product is available for general release to customers. Generally, the establishment of technological feasibility of the Company's products and general release have coincided. As a result, the Company has not capitalized any software development costs because any costs meeting the requirements of SFAS 86 have not been significant.

Revenue Recognition
-------------------

     Revenues primarily include revenue from software product shipments and revenue from maintenance contracts. The Company recognizes revenue from software licenses after shipment of the products and fulfillment of acceptance terms, if any, and when no significant contractual obligations remain outstanding and collection of the resulting receivable is deemed probable. When the Company receives payment prior to shipment and fulfillment of significant vendor obligations, such payments are recorded as deferred revenue. Revenue from maintenance contracts is recognized ratably over the related contractual period, generally 12 months. Revenue from customer training, support and other services is recognized as the service is performed.

Foreign Currency Translation
----------------------------

     The Company translates assets and liabilities of its foreign subsidiaries into U.S. dollars at the rates of exchange in effect at the end of the period. Income and expense items are translated on a quarterly basis at the average rates of exchange prevailing during the quarter. Gains and losses from this translation are credited or charged to stockholders' equity. Foreign currency transaction gains and losses, which have been immaterial, are included in the results of operations.


2. BUSINESS COMBINATIONS

     On August 28, 1996, the Company completed its acquisition of UniCAD, a leading PCB CAD software developer and distributor. The Company exchanged an aggregate of 460,735 shares of CCT common stock and options for all of the outstanding capital stock and assumption of all of the outstanding stock options of UniCAD, a privately held company. The business combination was treated as a pooling of interests for accounting purposes, and accordingly, the historical financial statements of the Company have been restated as if the transaction occurred at the beginning of the earliest period presented. In connection with the business combination, the Company incurred direct transaction costs of approximately $400,000 which consist of fees for investment banking, legal and accounting services and other related expenses incurred in conjunction with the business combination.

     The Supplemental Consolidated Financial Statements have been prepared to give retroactive effect to the business combination with UniCAD on August 28, 1996. Generally accepted accounting principles prohibit giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. The accompanying supplemental consolidated financial statements do not extend through the date of consummation, however, they will become the historical consolidated financial statements of the company after financial statements covering the date of consummation of the business combination are issued.

     The table below sets forth the combined net revenues and net income for the periods indicated.

                                                                             COMBINED
                                                                            SUBSEQUENT
                                         CCT                 UNICAD         TO MERGER             COMBINED
                                     -----------             -----------    -----------         ------------
   Year ended December 31, 1993
       Net revenues...............   $ 7,294,445              $    -        $    -               $ 7,294,445
       Net income.................     1,041,768                   -             -                 1,041,768
   Year ended December 31, 1994
       Net revenues...............   $10,832,256              $4,712,879    $    -               $15,545,135
       Net income.................       359,603                 283,602         -                   643,205
   Year ended December 31, 1995
       Net revenues...............   $17,718,073              $5,723,665    $    -               $23,441,738
       Net income.................       975,433                 353,454         -                 1,328,887
   Nine months ended
    September 30, 1995 (unaudited)
       Net revenues...............   $11,721,009              $4,298,582    $    -               $16,019,591
       Net income.................       333,534                 500,069         -                   833,603
   Nine months ended
    September 30, 1996 (unaudited)
       Net revenues...............   $16,297,210              $3,852,367    $5,530,640           $25,680,217
       Net income (loss)(1).......     1,762,885                (196,321)    1,696,478             3,263,042
-----------

(1)  After the deduction of transaction costs of $400,000.


3. SHORT-TERM INVESTMENTS

     Management determines the appropriate classification of equity securities at the time of purchase and reevaluates such designations as of each balance sheet date.

     The Company has classified its marketable equity and mutual fund securities as available-for-sale. Available-for-sale securities are carried at fair value with unrealized holding gains and losses being reported in stockholders' equity. Realized gains and losses on available-for-sale securities are included in interest income.

     The following is a summary of available-for-sale securities:

                                                               GROSS                     GROSS
                                                             UNREALIZED                UNREALIZED               ESTIMATED
                                              COST             GAINS                     LOSSES                 FAIR VALUE
                                           -----------       ----------                ----------             ------------
   December 31, 1994
   Equity securities....................   $   149,072        $   889                   $5,154                $   144,807
   Mutual funds.........................       205,611            370                      -                      205,981
                                           -----------        -------                   ------                -----------

                                           $   354,683        $ 1,259                   $5,154                $   350,788
                                           ===========        =======                   ======                ===========

   December 31, 1995
   Money Market.........................   $ 1,412,238        $   -                     $  -                  $ 1,412,238
   Municipal Funds......................    22,047,716         19,179                      -                   22,066,895
                                           -----------        -------                   ------                -----------

                                           $23,459,954        $19,179                   $  -                  $23,479,133
                                           ===========        =======                   ======                ===========

     Of the $23,479,133, $76,897 has been included in cash and cash equivalents in the accompanying balance sheet.


4. PROPERTY AND EQUIPMENT


     Property and equipment consists of the following:

                                                          YEAR ENDED DECEMBER 31,
                                                        -------------------------------
                                                           1994                 1995
                                                        ----------          -----------
   Property and equipment consists of
    the following:
   Office and computer equipment........                $2,180,301         $ 3,552,048
   Furniture and fixtures...............                   259,065             374,133
   Purchase software....................                   307,992             495,563
   Leasehold improvements...............                   150,666             378,511
                                                        ----------         -----------
                                                         2,898,024           4,800,255
   Accumulated depreciation and
    amortization........................                  (879,867)         (1,791,985)
                                                        ----------         -----------
                                                        $2,018,157         $ 3,008,270
                                                        ==========         ===========


5. INVESTMENT IN EQUITY INVESTEE

     The Company held an investment of 32% in CAD Connection International, Inc. ("CCI"), a company based in Munich, Germany. The Company accounted for the investment using the equity method and because of net losses and write offs, the investment balance at December 31, 1994 was zero. During 1994, the Company wrote off $435,000 pertaining to its investment, related accounts receivable and the settlement of a related legal dispute.

     During the years ended December 31, 1993, 1994 and 1995, the Company made sales of $138,031, $164,592 and zero, respectively, to CCI.

     Summarized financial information of CCI for 1993 and the interim period of 1994 up to the write off of the CCI investment is as follows (in thousands):


                                                     1993            1994
                                                    ------          ------

                                                        (UNAUDITED)

   Current assets...............................    $1,052          $1,043
   Noncurrent assets............................        84              84
   Current liabilities..........................       923           1,196
   Noncurrent liabilities.......................         -               -
   Net sales....................................     2,302           1,095
   Gross profit.................................       864             376
   Net loss.....................................      (103)           (272)


6.  BANK CREDIT FACILITY

     The Company had a $500,000 revolving line of credit agreement which expired in May 1995. Borrowings under this agreement bore interest at the bank's prime rate plus 1%. The loan was secured by a first position interest in all of the Company's business assets.

7. ACCRUED LIABILITIES


     Accrued liabilities consists of:


                                              DECEMBER 31,
                                              ------------
                                          1994            1995
                                        --------       ----------

   Accrued Value Added Tax...........   $      -       $  411,231

   Other.............................    629,436        1,768,796
                                        --------       ----------
                                        $629,436       $2,180,027
                                        ========       ==========

8. INCOME TAXES


     The components of the provisions for income taxes consist of the following:

                                        YEARS ENDED DECEMBER 31,
                                        ------------------------
                                      1993        1994         1995
                                    --------    ---------    ---------
   Current:
       Federal...................   $496,840    $ 581,467    $ 913,241
       State.....................    142,285      112,708       65,373
       Foreign...................          -            -       16,870
                                    --------    ---------    ---------
                                     639,125      694,175      995,484

   Deferred:
       Federal...................    (21,105)    (269,391)    (262,058)
       State.....................    (14,803)     (65,451)     (67,639)
       Foreign...................          -            -            -
                                    --------    ---------    ---------
                                     (35,908)    (334,842)    (329,697)
                                    --------    ---------    ---------
                                    $603,217    $ 359,333    $ 665,787
                                    ========    =========    =========


     The provisions for income taxes differ from the amount computed by applying the statutory federal income tax rate to income before income taxes. The source and tax effects of the differences are as follows:


                                                                 YEARS ENDED DECEMBER 31,
                                                                 ------------------------
                                                           1993               1994            1995
                                                         ---------         -----------     ----------
   Income before provision for income
    taxes............................................    $1,644,985         $1,002,538     $1,994,674
                                                         ==========         ==========     ==========
    Income tax at statutory federal rate
    (34%, 34%, and 35%)..............................    $  559,295         $  340,863     $  698,136
   State income tax, net of federal
    benefit..........................................        84,138             31,190         (1,473)
   Research and development tax credits..............       (62,687)          (108,500)      (101,786)
   Foreign losses not benefited......................             -                  -         24,783
   Other.............................................        22,471             95,780         46,127
                                                         ----------         ----------     ----------
                                                         $  603,217         $  359,333     $  665,787
                                                         ==========         ==========     ==========


     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities computed in accordance with FAS 109 are as follows:

                                                               AS OF DECEMBER 31,
                                                               -----------------
                                                     1993             1994               1995
                                                   ---------       ---------          ----------
   Deferred tax assets:
       Nondeductible reserves and
        accruals................................    $580,794       $ 215,647            $       -
       Less, valuation allowance................    (206,699)        (77,449)                   -
       Other-net................................      16,615          72,093                    -
       Foreign investment tax credits...........     209,760          80,836                    -
                                                   ---------       ---------            ---------
        Net deferred tax assets.................     600,470         291,127                    -
                                                   ---------       ---------            ---------
   Deferred tax liabilities:
       Cash to accrual.........................     (102,399)       (145,375)            (266,536)
       Depreciation............................     (173,663)       (110,448)             (70,673)
       Other-net...............................      (14,429)        (55,057)             (17,386)
                                                   ---------       ---------            ---------
    Total deferred tax liabilities...............   (290,491)       (310,880)            (354,595)
                                                   ---------       ---------            ---------
    Net deferred tax assets (liabilities)........  $ 309,979       $ (19,753)           $(354,595)
                                                   =========       =========            =========


     The company's Canadian subsidiary has provincial tax loss carryforwards available of approximately $62,000 expiring in 2001 and 2002. In addition, the subsidiary has investment tax credits of approximately $209,760 which expire in 2004 and 2005. A valuation allowance has been provided to reduce the deferred tax assets to an amount management believes is more likely than not to be realized. During 1995, the valuation allowance was increased by $129,250 primarily as a result of additional investment tax credits being generated by the Canadian subsidiary.


9. PREFERRED STOCK

     In May 1995, the Company sold 250,000 shares of Series A preferred stock to Mentor Graphics Corporation for $1,500,000 and 166,666 shares of Series A preferred stock for $999,981 to Marubeni Hytech Corporation, a Japanese corporation.

     In October 1995, the Company completed the initial public offering of its common stock. In connection with this offering, all outstanding shares of Series A convertible preferred stock were automatically converted into common stock. At December 31, 1995, the Company is authorized to issue 5,000,000 shares of undesignated preferred stock.

10. EQUITY PLANS

     In 1989, the Company adopted the 1989 Stock Option Plan (the "1989 Plan") which provides for the issuance of up to 2,000,000 shares of the Company's common stock. Options may be granted under the 1989 Plan to employees, officers and directors of the Company. In 1993, the Company adopted the 1993 Equity Incentive Plan (the "1993 Plan") which provides for the issuance of up to 2,200,000 shares of the Company's common stock. The 1993 Plan authorizes the award of options, stock bonuses and opportunities to purchase restricted stock. The 1989 Plan was terminated upon the adoption of the 1993 Plan. Incentive stock options may be granted at a price not less than the fair market value of the stock (110% of the fair market value for options granted to stockholders owning 10% or more of the voting stock) at the date of the grant. Restricted stock may be granted at not less than 85% of the fair market value of the common stock at the date of grant. Options expire ten years from the date of grant (five years for options issued to owners of 10% or more of the voting stock) and vest over a five-year period.

     In August 1995, the Company's board of directors authorized an increase in the number of shares available for grant under the 1993 Plan by 2,000,000 shares. In addition, the Company's board of directors adopted the 1995 Directors Stock Option Plan which authorized the issuance of 150,000 shares. This Plan provides for each outside director to be granted an option to purchase 20,000 of common stock on the date on which such person first becomes an outside Director following the effective date of the Director Option Plan and, annually thereafter, an option to purchase 5,000 shares of common stock. The exercise price of such options will be the fair market value at the date of grant. The initial options vest over 4 years. Through December 31, 1995, 40,000 shares have been granted under this plan.

     Incentive and nonqualified stock option activity under the above-mentioned Plans is as follows:


                                                           SHARES
                                                          AVAILABLE          SHARES UNDER OUTSTANDING OPTIONS
                                                            FOR             ----------------------------------
                                                           GRANT              SHARES                 PRICE
                                                         -----------         ---------               -----
   Balance at December 31, 1993.......................       435,080         1,581,400          $0.01 - $ 0.26
       Additional shares authorized for
        grant.........................................     1,376,682                 -          $  -  -  $  -
       Options granted................................    (1,056,962)        1,056,962          $0.01 - $ 1.25
       Options exercised..............................             -          (537,392)         $0.01 - $ 0.26
       Options cancelled..............................        14,808           (14,808)         $  -  - $ 0.24
                                                          ----------        ----------          --------------
     Balance at December 31, 1994                            769,608         2,086,162          $0.01 - $ 1.25
       Additional shares authorized for
        grant..........................................    2,243,284                 -          $  -  - $   -
       Options granted.................................   (1,266,459)        1,266,459          $0.01 - $14.00
       Options exercised...............................            -          (822,838)         $0.01 - $ 1.25
       Options cancelled...............................      261,521          (261,521)         $0.01 - $ 4.50
                                                          ----------        ----------          --------------
     Balance at December 31, 1995......................    2,007,954         2,268,262          $0.01 - $14.00
                                                          ==========        ==========          ==============


     At December 31, 1995, options to acquire 333,016 shares were exercisable (December 31, 1994-756,680).

     In August 1995, the Company's board of directors adopted the 1995 Employee Stock Purchase Plan (the "Purchase Plan") which authorizes the issuance of 150,000 shares of common stock. Shares may be purchased under the Purchase Plan at 85% of the lesser of the fair market value of the common stock on the date of grant or the purchase date.

     The Company has recorded deferred compensation expense of $580,100 for the difference between the grant price and the deemed fair market value of certain of the Company's common stock options granted in 1995. This amount is being amortized over the vesting period of the individual options, generally five years. Compensation expense recognized in 1995 totaled $66,917 and $109,277 of deferred compensation was canceled due to employee terminations. At December 31, 1995 deferred compensation totaled $404,626.


11. COMMITMENTS

FACILITY LEASES

     The Company leases office facilities under noncancelable operating leases. In addition to monthly rent, the Company is responsible for the payment of certain operating costs. Rent expense was approximately $235,000, $439,615 and $704,253 for the years ended December 31, 1993, 1994 and 1995, respectively.

     Future minimum lease payments are as follows:


                            YEAR ENDING DECEMBER 31
                       1996................   $  860,350
                       1997................      840,927
                       1998................      744,177
                       1999................      670,002
                       2000................      326,366
                                              ----------
                                              $3,441,822
                                              ==========

12. EXPORT SALES

The Company markets its products in the United States and in foreign countries through its sales personnel and distributors. The Company's export sales are as follows:


                                      DECEMBER 31,
                                      -----------
                               1993          1994         1995
                            ----------   ----------   -----------
              Europe......  $  786,236   $2,075,822   $ 3,952,658
              Asia........   1,443,717    2,101,585     3,600,552
              Canada......           -    3,628,349     3,700,686
              Other.......           -      108,967        52,267
                            ----------   ----------   -----------
                            $2,229,953   $7,914,723   $11,306,163
                            ==========   ==========   ===========

13. EMPLOYEE BENEFIT PLAN

     The Company has a deferred contribution plan which covers substantially all employees over the age of 21 completing at least one year of service. Company contributions to the Plan are determined annually at the discretion of the board of directors and vest over six years of service. Employee contributions are fully vested at all times. Employer contributions for 1993, 1994 and 1995 were $184,176, $285,000 and zero respectively.

14. PURCHASE RIGHTS

     The Company has included purchase right provisions in certain of its OEM agreements. Generally, pursuant to these provisions, the Company must notify such OEMs whenever the Company intends to accept certain third-party offers to acquire an interest in the Company, whereupon the OEM has the opportunity to enter a competing bid meeting specified conditions.

15. EVENTS SUBSEQUENT TO THE DATE OF THE AUDITORS REPORT

     On October 28, 1996, the Company entered into a definitive agreement to be acquired by Cadence, a leading supplier of business solutions for the design of electronic components and systems. Under the terms of the agreement, each share of CCT common stock will be exchanged for 0.85 shares of Cadence common stock. In accordance with the same conversion ratio, each option to purchase shares of CCT common stock will be assumed by Cadence and will be converted into an option to purchase that number of shares of Cadence common stock. Based on the number of outstanding shares of CCT common stock and CCT options on October 28, 1996, it is anticipated that Cadence will issue approximately 11.0 million shares of Cadence common stock and assume employee stock options to purchase approximately
1.9 million shares of Cadence common stock.

     The transaction is intended to be a tax-free reorganization and is anticipated to be accounted for as a pooling of interests. Consummation of the merger is subject to review by the United States Department of Justice under the Hart-Scot-Rodino Antitrust Improvements Act of 1976, as amended, approval by the stockholders of the Company, and normal closing conditions. Upon completion of the merger, the Company will become a wholly-owned subsidiary of Cadence. Appendix A

================================================================================

                        COOPER & CHYAN TECHNOLOGY, INC.




                             1,545,208 Shares of
                                Common Stock


                            ____________________

                                 PROSPECTUS
                            ____________________






================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses to be paid by the Registrant in connection with this offering are as follows:



Securities and Exchange Commission registration fee       $15,389.05
Accounting fees and expenses                                3,000.00
Legal fees and expenses                                    25,000.00
Miscellaneous                                               1,610.95
                                                          ----------
  Total                                                   $45,000.00
                                                          ==========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     As permitted by Section 145 of the Delaware General Corporation Law, the Registrant's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by law. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Bylaws of the Registrant provide that: (i) the Registrant is required to indemnify and hold harmless its directors and officers to the fullest extent permitted by law in any action, suit or proceeding (a "proceeding"); provided that the Registrant shall indemnify any such person seeking indemnity in connection with a proceeding initiated by such person only if such proceeding was authorized by its Board of Directors, (ii) the Registrant is required to pay all expenses incurred by a director or officer in defending a proceeding in advance of its final disposition; provided that if the Delaware General Corporation Law so requires, such advance payments shall only be made if such director or officer delivers an undertaking to the Registrant to repay all amounts so advanced if it should ultimately be determined that such director or officer is not entitled to be indemnified; provided further, that the Registrant shall not be required to advance any expenses to a person against whom the Registrant directly brings a claim, in a proceeding, alleging that such person has breached his or her duty of loyalty to the Registrant, committed an act or omission not in good faith or that involves intentional misconduct or a knowing violation of law, or derived an improper personal benefit from a transaction; (iii) the rights conferred in the Bylaws are not exclusive and the Registrant is free at its discretion to indemnify or advance expenses to persons whom the Registrant is not obligated to indemnify or advance expenses to under the Bylaws; (iv) the Board of Directors is authorized to cause the Registrant to enter into indemnification agreements with any director, officer, employee or agent of the Registrant; and (v) the Registrant may not retroactively amend, repeal or modify the Bylaw provisions relating to indemnity.

     The Registrant's policy is to enter into indemnity agreements with each of its directors and officers. The indemnity agreements provide that the Registrant must maintain in effect directors' and officers' liability insurance, unless such insurance is not available on reasonable terms. The indemnity agreements also provide that directors and officers shall be indemnified against any and all expenses and liabilities of any type whatsoever, including judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement actually and reasonably incurred by them in any proceeding other than derivative actions by or in the right of the Registrant. The indemnity agreements provide that in the case of any derivative actions, directors and officers shall be indemnified against any expenses and amounts paid in settlement actually and reasonably incurred by them; except that no indemnification is available if a director or officer is finally adjudged to be liable to the Registrant by a court of competent jurisdiction due to willful misconduct of a culpable nature in the performance of his or her duty to the Registrant, unless the Court of Chancery or the court in which the derivative action was brought determines that despite the adjudication of liability the circumstances of the case indicate that such person is entitled to indemnity in the amount the court deems proper. The indemnity agreements require a director or officer to reimburse the Registrant for expenses advanced only to the extent it is ultimately determined that the director or officer is not entitled to be indemnified for such expenses under his or her indemnity agreement, the Registrant's Certificate of Incorporation or Bylaws, the General Corporation Law of Delaware, or otherwise. The indemnity agreements provide that it is not exclusive of any rights a director or officer may have under any provision of law, the Registrant's Certificate of Incorporation or Bylaws, the vote of the Registrant's stockholders or disinterested directors, other agreements or otherwise.

     The Registrant will not be obligated pursuant to the indemnity agreements to indemnify or advance expenses to a director or officer with respect to proceedings or claims: (i) initiated by the director or officer and not by way of defense, except with respect to proceedings authorized by the Board of Directors or brought to establish or enforce a right to indemnification under the agreement, Bylaws or charter documents of the Registrant, or any law or statute; (ii) initiated by the director or officer to enforce or interpret the agreement, if a court of competent jurisdiction determines that each of the material assertions of the director or officer was frivolous or not made in good faith; or (iii) brought by the Registrant against the director or officer for willful misconduct, unless a court of competent jurisdiction determines that each of such claims was frivolous or not made in good faith. The Registrant also will not be obligated pursuant to the agreements to indemnify or advance expenses to a director of officer: (i) for any amounts paid in settlement of a proceeding unless the Registrant consents in advance to such settlement; (ii) on account of any suit in which judgment is rendered against the director or officer for an accounting of profits made from the purchase or sale by the director or officer of securities of the Registrant pursuant to the provisions of Section 16(b) of the Securities and Exchange Act of 1934 or similar provisions of any federal, state or local statutory law or in any situation which is contrary to any undertaking given by the Registrant to the Securities and Exchange Commission; (iii) on account of conduct by the director or officer from which is finally adjudged to have been knowingly fraudulent or deliberately dishonest, or to constitute willful misconduct or a knowing violation of the law; (iv) on account of conduct by the director or officer from which he or she derived an improper personal benefit; (v) on account of conduct that constituted a breach of the director's or officer's duty of loyalty to the Registrant or its stockholders; or (vi) if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

     The indemnification provision in the Bylaws, and the indemnity agreements entered into between the Registrant and its directors and officers, may be sufficiently broad to permit indemnification of the Registrant's directors and officers for liabilities arising under the Securities Act.

     As authorized by the Registrant's Bylaws, the Registrant, with approval by the Registrant's Board of Directors, has obtained directors and officers liability insurance.

ITEM 16.  EXHIBITS.

     The following exhibits are filed herewith or incorporated by reference herein:

EXHIBIT

NUMBER                                    EXHIBIT TITLE
-------                                   ------------------------------------------------------------------------------------------

   2.01   --                              Form of Agreement and Plan of Merger between the Registrant and Cooper & Chyan Technology,
                                          Inc., a California corporation.(1)

   2.02   --                              Agreement and Plan of Reorganization dated as of July 22, 1996 by and between Registrant,
                                          CCT Acquisition Corp. and UniCAD.(2)**
   2.03   --                              Agreement of Merger dated as of August 28, 1996 by and among Registrant, CCT Acquisition
                                          Corp. and UniCAD.(3)
   2.04   --                              Agreement and Plan of Merger and Reorganization dated as of October 28, 1996 by and among
                                          Registrant, Cadence Design Systems, Inc., and Wyoming Acquisition Sub, Inc.(4)
   4.01   --                              Registrant's Certificate of Incorporation.(1)
   4.02   --                              Registrant's Certificate of Designation.(1)
   4.03   --                              Registrant's Bylaws.(1)
   4.04   --                              Registrant's Certificate of Elimination of Series A Preferred Stock.(5)
   4.05   --                              Form of Specimen Certificate for Registrant's Common Stock.(1)
   4.06   --                              Rights Agreement dated May 11, 1995 among Registrant, Mentor Graphics Corporation and
                                          Marubeni Hytech Corp.(1)
   4.07   --                              Stock Purchase Agreement dated as of May 11, 1995 between the Registrant and Mentor
                                          Graphics Corporation.(1)
   4.08   --                              Stock Purchase Agreement dated as of May 23, 1995 between the Registrant and Marubeni
                                          Hytech Corp.(1)
   4.09   --                              Stock Purchase Agreement dated as of May 6, 1996 among Synopsys, Inc., the Registrant,
                                          John. F Cooper, David Chyan, John R. Harding, William Portelli and Robert D. Selvi.(6)
   4.10   --                              Investor Rights Agreement dated as of May 6, 1996 among Synopsys, Inc., the Registrant,
                                          John. F Cooper, David Chyan, John R. Harding, William Portelli and Robert D. Selvi.(6)
   5.01   --                              Opinion of Fenwick & West LLP regarding the legality of the securities being issued.(8)
  23.01   --                              Consent of Ernst & Young LLP, Independent Auditors.(8)
  23.02   --                              Consent of Deloitte & Touche, Independent Auditors.(8)
  23.03   --                              Consent of Fenwick & West LLP (included in Exhibit 5.01).
  24.01   --                              Power of Attorney (7).
  99.01   --                              Form of Voting Agreement dated as of October 28, 1996 by and between Cadence Design
                                          Systems, Inc. and each of John F. Cooper, David Chyan, John R. Harding, Robert D. Selvi,
                                          and William J. Portelli.(4)
  99.02   --                              Option Agreement dated as of November 2, 1996 by and between Cadence Design Systems, Inc.
                                          and John F. Cooper.(4)
  99.03   --                              Option Agreement dated as of November 2, 1996 by and between Cadence Design Systems, Inc.
                                          and David Chyan.(4)
------------------------------------------------------------------------------------------------------------------------------------


(1) Incorporated by reference to Registrant's Form S-1 Registration Statement as declared effective October 30, 1995 (File No. 33-96640).

(2) Incorporated by reference to Registrant's Form 8-K/A filed on November 12, 1996.

(3) Incorporated by reference to Registrant's Form 8-K filed on September 12, 1996.

(4)  Incorporated by reference to Registrant's Form 8-K filed on November 12,
     1996.

(5) Incorporated by reference to Registrant's annual report on Form 10-K for the fiscal year ended December 31, 1995.

(6) Incorporated by reference to Registrant's quarterly report on Form 10-Q for the quarter ended March 31, 1996.

(7)  Previously filed.

(8)  Filed herewith.

** Confidential treatment has been requested for certain portions of this document. Such portions have been omitted from the referenced filing of this document and have been filed separately with the Securities and Exchange Commission.


ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act"); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided,
                                                                   --------
however, that sections (i) and (ii) do not apply if the information required to
-------
be included in a post-effective amendment is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona
                                                                           ----
fide offering thereof.
----

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                  SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all for the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cupertino, State of California, on the ninth day of December, 1996.

                                 COOPER & CHYAN TECHNOLOGY, INC.

                                 By:  /s/ Robert D. Selvi
                                      -------------------
                                      Robert D. Selvi
                                      Chief Financial Officer


     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                                        TITLE                          DATE
-------------------------------        --------------------------        -----------------
PRINCIPAL EXECUTIVE OFFICER:

/s/ John R. Harding*                    President, Chief Executive       December 9, 1996
-------------------------------         Officer and Director
John R. Harding

PRINCIPAL FINANCIAL AND
ACCOUNTING OFFICER:

/s/ Robert D. Selvi                     Vice President, Chief            December 9, 1996
-------------------------------         Financial Officer and
Robert D. Selvi                         Secretary

ADDITIONAL DIRECTORS:

/s/ David Chyan*                        Executive Vice President,        December 9, 1996
---------------                         Product Development
David Chyan                             and Director


/s/ John F. Cooper*                     Chairman of the Board and        December 9, 1996
------------------                      Chief Technical Officer
John F. Cooper


/s/ Mary I. Cooper*                     Director and Secretary           December 9, 1996
------------------
Mary I. Cooper



-----------------                       Director                         December __, 1996
James R. Fiebiger


-----------------                       Director                         December __, 1996
Yoshikazu Hori

*  By: /s/ Robert D. Selvi
       ---------------------------------
       Robert D. Selvi, Attorney-in-fact

                                 EXHIBIT INDEX

EXHIBIT

NUMBER                                    EXHIBIT TITLE
-------                                   ------------------------------------------------------------------------------------------

   2.01   --                              Form of Agreement and Plan of Merger between the Registrant and Cooper & Chyan Technology,
                                          Inc., a California corporation.(1)
   2.02   --                              Agreement and Plan of Reorganization dated as of July 22, 1996 by and between Registrant,
                                          CCT Acquisition Corp. and UniCAD.(2)**
   2.03   --                              Agreement of Merger dated as of August 28, 1996 by and among Registrant, CCT Acquisition
                                          Corp. and UniCAD.(3)
   2.04   --                              Agreement and Plan of Merger and Reorganization dated as of October 28, 1996 by and among
                                          Registrant, Cadence Design Systems, Inc., and Wyoming Acquisition Sub, Inc.(4)
   4.01   --                              Registrant's Certificate of Incorporation.(1)
   4.02   --                              Registrant's Certificate of Designation.(1)
   4.03   --                              Registrant's Bylaws.(1)
   4.04   --                              Registrant's Certificate of Elimination of Series A Preferred Stock.(5)
   4.05   --                              Form of Specimen Certificate for Registrant's Common Stock.(1)
   4.06   --                              Rights Agreement dated May 11, 1995 among Registrant, Mentor Graphics Corporation and
                                          Marubeni Hytech Corp.(1)
   4.07   --                              Stock Purchase Agreement dated as of May 11, 1995 between the Registrant and Mentor
                                          Graphics Corporation.(1)
   4.08   --                              Stock Purchase Agreement dated as of May 23, 1995 between the Registrant and Marubeni
                                          Hytech Corp.(1)
   4.09   --                              Stock Purchase Agreement dated as of May 6, 1996 among Synopsys, Inc., the Registrant,
                                          John. F Cooper, David Chyan, John R. Harding, William Portelli and Robert D. Selvi.(6)
   4.10   --                              Investor Rights Agreement dated as of May 6, 1996 among Synopsys, Inc., the Registrant,
                                          John. F Cooper, David Chyan, John R. Harding, William Portelli and Robert D. Selvi.(6)
   5.01   --                              Opinion of Fenwick & West LLP regarding the legality of the securities being issued.(8)
  23.01   --                              Consent of Ernst & Young LLP, Independent Auditors.(8)
  23.02   --                              Consent of Deloitte & Touche, Independent Auditors.(8)
  23.03   --                              Consent of Fenwick & West LLP (included in Exhibit 5.01).
  24.01   --                              Power of Attorney (7).
  99.01   --                              Form of Voting Agreement dated as of October 28, 1996 by and between Cadence Design
                                          Systems, Inc. and each of John F. Cooper, David Chyan, John R. Harding, Robert D. Selvi,
                                          and William J. Portelli.(4)
  99.02   --                              Option Agreement dated as of November 2, 1996 by and between Cadence Design Systems, Inc.
                                          and John F. Cooper.(4)
  99.03   --                              Option Agreement dated as of November 2, 1996 by and between Cadence Design Systems, Inc.
                                          and David Chyan.(4)
------------------------------------------------------------------------------------------------------------------------------------


(1) Incorporated by reference to Registrant's Form S-1 Registration Statement as declared effective October 30, 1995 (File No. 33-96640).

(2) Incorporated by reference to Registrant's Form 8-K/A filed on November 12, 1996.

(3) Incorporated by reference to Registrant's Form 8-K filed on September 12, 1996.

(4)  Incorporated by reference to Registrant's Form 8-K filed on November 12,
     1996.

(5) Incorporated by reference to Registrant's annual report on Form 10-K for the fiscal year ended December 31, 1995.

(6) Incorporated by reference to Registrant's quarterly report on Form 10-Q for the quarter ended March 31, 1996.

(7)  Previously filed.

(8)  Filed herewith.

** Confidential treatment has been requested for certain portions of this document. Such portions have been omitted from the referenced filing of this document and have been filed separately with the Securities and Exchange Commission.